EXHIBIT 19.1

INSIDER TRADING POLICY

I. PURPOSE

Aehr Test Systems (together with its subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”) to help its directors, officers and employees comply with insider trading laws, to prevent even the appearance of improper insider trading and to promote compliance with the Company’s obligation under Item 408 of Regulation S-K to publicly disclose information related to its insider trading policies and practices and the use of certain trading arrangements by Company insiders.

II. SCOPE

This Policy applies to all directors, officers and employees of the Company (“controlling persons”), as well as agents (such as consultants and independent contractors), their respective family members and others in their households (collectively referred to as “Insiders”), and any other individuals the Compliance Officer (defined below) may designate as Insiders because they have access to material nonpublic information concerning the Company.

Except as discussed in the section entitled “Limited Exceptions,” this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which the insiders possess material nonpublic information obtained in the course of their services with the Company. This Policy therefore applies to purchases, sales, gifts, and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange‑traded put or call options), hedging transactions, and short sales. This Policy also applies to any offers with respect to the transactions discussed above. The insiders should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.

The insiders are expected to comply with this Policy until such time as they are no longer affiliated with the Company and they no longer possess any material nonpublic information subject to this Policy. In addition, if the insiders are subject to a trading blackout under this Policy at the time they cease to be affiliated with the Company, they are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

There may be instances where the insiders suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergencies or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

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III. SPECIFIC GUIDANCE

A.	Generally Prohibited Activities. The prohibitions below apply to actions an Insider may take directly or indirectly through family members or other persons or entities.

1.	Trading in Company Securities.

a.	No Insider may buy, sell, or otherwise transact in Company securities while being aware of material nonpublic information concerning the Company.
b.	No Insider may buy, sell, or otherwise transact in Company securities during any special trading blackout period applicable to such Insider as designated by the Compliance Officer.
c.	Charitable donations of Company securities may be permitted during a blackout period, provided that the Insider notifies the Compliance Officer.
d.	Gifting Company securities to insiders’ family members may be permitted during a blackout period. However, the recipient may not sell the securities until the next trading window is open.

2.

Tipping. Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Therefore, no Insider may “tip” or provide material nonpublic information concerning the Company to any person other than a director, officer or employee of the Company, unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer.

3.

Giving Trading Advice. No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company, except that Insiders should advise other Insiders not to trade if such trading might violate the law or this Policy.

4.	Engaging in Short Sales. No Insider may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade.
5.	Lending Securities for Short-Sales Facilitation. No Insider may lend Company securities to financial institutions to facilitate trading strategies which involve short sales.
6.

Engaging in Derivative Transactions. No Insider may engage in transactions in puts, calls or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore create the appearance that the transaction is based on nonpublic information.

7.

Hedging. No Insider may engage in hedging transactions involving Company securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds. Such transactions are speculative in nature and therefore create the appearance that the transaction is based on nonpublic information.

8.

Trading on Margin or Pledging. No Insider may hold Company securities in a margin account or pledge (or hypothecate) Company securities as collateral for a loan. Margin sales or foreclosure sales may occur at a time when the Insider is aware of material nonpublic information or otherwise is not permitted to trade in Company securities.

9.

Trading in Securities of Other Companies. No Insider may, while in possession of material nonpublic information about any other public company gained in the course of employment with the Company, (a) buy, sell, or otherwise transact in the securities of the other public company, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.

B.	Additional Restrictions Applicable to Section 16 Individuals and Key Employees.

1.	No Section 16 Individual or Key Employee (each as defined below) may buy, sell, or otherwise transact in Company securities outside of the Company trading window described in Section V.B below.

2.	No Section 16 Individual may trade in Company securities unless the trade(s) have been approved by the Compliance Officer in accordance with the procedures set forth in Section V.C.1 below.

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IV. DETERMINING WHETHER INFORMATION IS MATERIAL AND NONPUBLIC

A.	Definition of “Material” Information.

1.

There is no bright line test for determining whether particular information is material. Such a determination depends on the facts and circumstances unique to each situation and cannot be made solely based on the potential financial impact of the information.

2.	In general, information about the Company should be considered “material” if:

•	A reasonable investor would consider the information significant when deciding whether to buy or sell Company securities; or
•	The information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company.
Put simply, if the information could reasonably be expected to affect the price of the Company’s stock, it should be considered material.

3.

It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight. In other words, if the price of the Company’s stock changed as a result of the information having been made public, it will likely be considered material by enforcement authorities.

4.	While it is not possible to identify every type of information that could be deemed “material,” the following matters ordinarily should be considered material:

•	Projections of future earnings or losses, or other earnings guidance, or changes in projections or guidance.
•	Financial performance, especially quarterly and year-end earnings or significant changes in financial performance or liquidity.
•	Potential significant mergers and acquisitions or the sale of significant assets or subsidiaries.
•	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
•	Major discoveries or significant changes or developments in products or product lines, research or technologies.
•	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
•	Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts.
•	Significant changes in senior management.
•	Actual or threatened major litigation, or the resolution of such litigation.
•	An imminent change in the Company’s credit rating by a rating agency.
•	The contents of forthcoming publications that may affect the market price of Company securities.
•	Significant breaches of information technology systems or other events impacting cybersecurity.

B.	Definition of “Nonpublic” Information.

Information is “nonpublic” if it has not been disseminated to investors through a widely circulated news or wire service (such as Dow Jones, Bloomberg, PR Newswire, etc.) or through a public filing with the Securities and Exchange Commission (the “SEC”). For the purposes of this Policy, information will not be considered public until after the close of trading on the first full trading day following the Company’s widespread public release of the information.

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C.	Consult the Compliance Officer for Guidance.

Any Insider who is unsure whether the information that he or she possesses is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities.

D.	Confidentiality of nonpublic information

The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information the insiders acquire in the course of their services with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.

The insiders must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. They may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) the insiders are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, the insiders should coordinate with the Compliance Officer.

E.	No trading on material nonpublic information

Except as discussed in the section entitled “Limited Exceptions,” the insiders may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that the insiders did not “use” the information in their transaction.

Similarly, the insiders may not engage in transactions involving the securities of any other company if they are aware of material nonpublic information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, the insiders may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, the insiders would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.

F.	No disclosing material nonpublic information for the benefit of others

The insiders may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, the insiders may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. They are prohibited from engaging in these actions whether or not they derive any profit or personal benefit from doing so.

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G.	Responding to outside inquiries for information

In the event the insiders receive an inquiry from someone outside of the Company, such as a stock analyst, for information, they should refer the inquiry to the Chief Financial Officer. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law.

IV.1 TRADING BLACKOUT PERIODS

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time.

It is important to note that whether or not the insiders are subject to blackout periods, they remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.

A. Quarterly blackout periods

Except as discussed in the section entitled “Limited Exceptions,” directors, executive officers and other employees and agents identified by the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if the insiders are not specifically identified as being subject to quarterly blackout periods, they should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods begin at the close of trading of the 15th calendar day prior to the last Friday of the third month of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Individuals subject to quarterly blackout periods are listed on Schedule I. From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and the Compliance Officer may update and revise Schedule I as appropriate.

B. Special blackout periods

From time to time, the Company may also prohibit directors, officers, employees and agents from engaging in transactions involving the Company’s securities when, in the judgment of the Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

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The Company will notify those persons subject a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by the Compliance Officer and should not disclose to others the fact of such suspension of trading.

C. No “safe harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, the insiders may be prohibited from engaging in transactions involving the Company’s securities because they possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

IV.2 PRE-CLEARANCE OF TRADES

Except as discussed in the section entitled “Limited Exceptions,” directors and executive officers must refrain from engaging in any transaction involving the Company’s securities without first obtaining pre‑clearance of the transaction from the Compliance Officer. In addition, the Company has determined that certain other employees and agents of the Company that may have regular or special access to material nonpublic information should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre‑clearance of the transaction from the Compliance Officer. The Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Executive Officer has pre‑cleared the transaction. Individuals subject to pre‑clearance requirements are listed on Schedule I. From time to time, the Company may identify other persons who should be subject to the pre‑clearance requirements set forth above, and the Compliance Officer may update and revise Schedule I as appropriate.

The pre-clearance must be in writing and trades pre-cleared must occur within 10 business days of written approval.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre‑clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act, the liability and reporting provisions of Section 16 under the Exchange Act and Regulation BTR (Blackout Trading Restriction). Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse the insiders from otherwise complying with insider trading laws or this Policy.

The Compliance Officer is under no obligation to approve a transaction submitted for pre‑clearance and may determine not to permit the transaction.

IV.3 LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, the insiders will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, the insiders may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. They are responsible for complying with applicable law at all times.

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A. Transactions pursuant to a trading plan that complies with SEC rules

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5‑1 under the Securities Exchange Act, provide for an affirmative defense if the insiders enter into a contract, provide instructions or adopt a written plan for trading securities when they are not aware of material nonpublic information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information.

Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5‑1 and (ii) is approved by the Compliance Officer, are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre‑clearance procedures or blackout periods established under this Policy. In approving a trading plan, the Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5‑1. The insider should therefore confer with the Compliance Officer prior to entering into any trading plan. The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that the insiders consult with their legal advisors if they intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5‑1 and ensuring that the trading plan complies with this Policy.

Trading plans must be filed with the Compliance Officer and must be accompanied with an executed certificate stating that the trading plan complies with Rule 10b5‑1 and any other criteria established by the Company. The Company may publicly disclose information regarding trading plans that the insiders may enter.

B. Receipt and vesting of stock options, restricted stock and stock appreciation rights

The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or stock appreciation rights issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock or stock appreciation rights in accordance with applicable plans and agreements.

C. Exercise of stock options for cash

The trading restrictions under this Policy do not apply to (i) cash exercise of stock options, (“purchase of stock options”), (ii) cashless exercise, (“same day sale”), of only stock options which will expire during blackout period, (iii) sell shares to cover payroll tax upon vesting of restricted stock unit or restricted shares. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option, which are not yet expire during blackout period, through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

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D. Purchases from the employee stock purchase plan

The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities.

E. Stock splits, stock dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

F. Non-Section 16 Individuals’ sales of stock to cover withholding taxes upon RSU vesting

The trading restrictions under this Policy do not apply to stock sold to satisfy withholding taxes requirement upon vesting of RSUs by non-Section 16 individuals (see definition below).

G. Change in form of ownership

Transactions that involve merely a change in the form in which the insiders own securities are permissible. The Insider should notify the Compliance Officer for such a change.

H. Other exceptions

Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

V. ADDITIONAL PROVISIONS FOR SECTION 16 INDIVIDUALS AND KEY EMPLOYEES

A. Definitions of Section 16 Individuals and Key Employees.

1.

“Section 16 Individual” – Each member of the Company’s Board of Directors (“Board”), those officers of the Company designated by the Board as “Section 16 officers” of the Company, and their respective family members and others in their households.

2.	“Key Employees” – The following individuals are Key Employees because of their position with the Company and their possible access to material nonpublic information:

•

Active employees of the Company who have met or currently meet the eligibility requirements to receive annual stock option and/or restricted stock unit awards from the Compensation and Human Capital Committee of the Board (the “Committee”); and

	•	Any other individual designated from time to time by the Compliance Officer, the Board or the Committee as a Key Employee.

Employees and other individuals who are recipients of stock option and/or restricted stock unit awards from the Committee that are broad-based or special awards from the CEO or other authorized officer under a pool of stock options or restricted stock units established by the Committee shall not be considered Key Employees unless they also meet one or more of the conditions set forth in the preceding two bullets.

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B. The Trading Window.

1.

Trading Only While Trading Window is Open. Section 16 Individuals and Key Employees may buy, sell or otherwise transact in Company securities only while the Company’s trading window is open. In general, the Company’s trading window opens after the close of trading on the first full trading day following the Company’s public announcement of quarterly earnings, and remains through the last trading day of the second calendar month of the then-current fiscal quarter.

2.

No Trading While Aware of Material Nonpublic Information. Notwithstanding the provisions of the immediately preceding section, any Section 16 Individual or Key Employee who is in possession of material nonpublic information regarding the Company may not trade in Company securities during an open trading window until the close of trading on the first full trading day following the Company’s widespread public release of such information.

3.

Exceptions for Hardship Cases. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special trading blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section V.C.2 below; provided that no hardship exceptions may be authorized with respect to the cooling-off periods set forth in Section VII.B.5.

C. Procedures for approving trades by Section 16 Individuals and Hardship Cases.

1.	Section 16 Individual Trades. No Section 16 Individual may trade in Company securities until:

	•	the individual has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s);
	•	the individual has certified to the Compliance Officer in writing, no more than three business days prior to the proposed trade(s), that he or she is not aware of material nonpublic information regarding the Company; and
	•	the Compliance Officer has approved the proposed trade(s).

The notice and certification required by this Section V.C.1, and the Compliance Officer’s approval thereof, shall be given using the form attached hereto as Exhibit A. During the approval period identified in the notice and certification, provided that the facts remain correct, the Section 16 Individual may execute the trade set forth in such notice and certification. Once the approval period identified in the notice and certification has expired, a new notice and certification pursuant to this Section V.C.1 must be given in order for the Section 16 Individual to trade in Company securities.

2.

Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of an applicable trading window due to financial hardship or other hardships only after:

	•	the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s), and
•

the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not aware of material nonpublic information concerning the Company.

3.

Compliance Officer Trades. If the Compliance Officer desires to complete any trades involving Company securities, he or she must first obtain the approval of the Chief Executive Officer or the Chief Financial Officer of the Company.

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4.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer (or, in the case of any trade by the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer of the Company) to approve any trades requested by Section 16 Individuals, hardship applicants or the Compliance Officer.

VI. COMPLIANCE OFFICER

The Company has designated its Chief Financial Officer as the individual responsible for administration of this Policy (the “Compliance Officer”). The duties of the Compliance Officer include the following:

•	Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.
•	Reviewing and either approving or denying all proposed trades by Section 16 Individuals in accordance with the procedures set forth in Section V.C.1 above.
•	After discussing with the blackout assessment team, designating and announcing special trading blackout periods during which certain Insiders may not trade in Company securities.
•	Providing copies of this Policy and other appropriate materials to all new Insiders.
•	Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations.
•	Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations, or as otherwise deemed necessary or appropriate.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

VII. RULE 10b5-1 TRADING PLANS

A. General Information.

Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans and must satisfy several conditions set forth in Rule 10b5-1.

Rule 10b5-1 plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such plan without complying with new conditions and timing limitations set forth in Rule 10b5-1. Accordingly, while some individuals may find Rule 10b5-1 plans attractive, they may not be suitable for all Insiders.

B. Specific Requirements.

1.

Pre-Approval. For a Rule 10b5-1 plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, anyone wishing to establish a Rule 10b5-1 plan must first receive approval from the Compliance Officer or his or her designee. Section 16 Individuals wanting to establish a Rule 10b5-1 plan must also satisfy the notification and certification requirements set forth in Section V.C.1 above.

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2.

Material Nonpublic Information and Special Blackouts. An individual desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the Company or otherwise subject to a special trading blackout

3.	Trading Window. Section 16 Individuals and Key Employees may establish a Rule 10b5-1 plan only when the Company’s trading window is open.

4.

Limitations on Number of Rule 10b5-1 Plans. An individual may not establish overlapping Rule 10b5-1 plans and must limit the use of single-trade plans (i.e., a plan covering a single trading event) to one during any consecutive 12-month period, in each case subject to the accommodations set forth in Rule 10b5-1.

5.	Cooling-Off Periods.

•

Section 16 Individuals must observe a cooling-off period between the date a Rule 10b5-1 plan is adopted or modified and the date of the first transaction under the plan following such adoption or modification equal to the later of (i) 90 days and (ii) 2 business days following the disclosure in Forms 10-K or 10-Q of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification).

•

All other employees who are not subject to Section VII.B.5.a must observe a cooling-off period between the date a Rule 10b5-1 plan is adopted or modified and the date of the first transaction under the plan following such adoption or modification equal to at least 30 days.

VIII. POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in the Company’s securities after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, or if the Company’s trading window is closed at the time of termination, that individual may not trade in the Company’s securities until any such material nonpublic information has become public or is no longer material and/or the Company’s trading window has opened. The pre-clearance procedures specified in Section V.C.1 above, however, will cease to apply to transactions in the Company’s securities upon the opening of the Company’s trading window and/or expiration of any special trading blackout period, at which point the provisions set forth in Section V.B.1 above shall no longer apply.

IX. POTENTIAL PENALTIES AND DISCIPLINARY SANCTIONS

A. Civil and Criminal Penalties.

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay significant civil and/or criminal penalties, and serve a lengthy jail term. The Company in such circumstances may also be required to pay major civil or criminal penalties.

Potential penalties for insider trading violations under U.S. federal securities laws include:
•	damages in a private lawsuit;
•	disgorging any profits made or losses avoided;
•	imprisonment for up to 20 years;
•	criminal fines of up to $5 million for individuals and $25 million for entities;
•	civil fines of up to three times the profit gained or loss avoided;
•	a bar against serving as an officer or director of a public company; and
•	an injunction against future violations.

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B. Controlling person liability.

As of the effective date of this Policy, the penalty for “controlling person” liability is a civil fine of up to the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the insider trading violations, as well as potential criminal fines and imprisonment.

C. Company Discipline.

Violation of this Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause.

D. Reporting of Violations.

The U.S. Securities and Exchange Commission (the “SEC”), the National Association of Securities Dealers and The Nasdaq Stock Market use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.

It is the insiders’ responsibility to help enforce this Policy. They should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Compliance Officer. If their situation requires that their identity be kept secret, their anonymity will be preserved to the greatest extent reasonably possible. If they wish to remain anonymous, send a letter addressed to the Compliance Officer at 400 Kato Terrace, Fremont, CA 94539. If the insiders make an anonymous report, please provide as much detail as possible, including any evidence that they believe may be relevant to the issue.

Any Insider who violates this Policy or any federal or state law governing insider trading or tipping or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer. Upon determining that any such violation has occurred, the Compliance Officer, in consultation with the Chair of the Audit Committee of the Board, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.

X. MISCELLANEOUS

This Policy will be delivered to all directors, officers, employees and designated outsiders upon its adoption by the Company and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, each Section 16 Individual and Key Employee must sign an acknowledgment that he or she has received a copy of this Policy and agrees to comply with its terms.

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